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               [Letterhead of Schoenberg, Fisher & Newman, Ltd.]





                               January 28, 1997



Marquette Medical Systems, Inc.
8200 West Tower Avenue
Milwaukee, WI 53223

Gentlemen:

     We have acted as counsel for Marquette Medical Systems, Inc., a Wisconsin corporation (the "Company"), with respect to the preparation of a Registration Statement on Form S-3 (the "Registration Statement"), including the prospectus constituting a part thereof (the "Prospectus"), to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to 2,750,000 Class A Common Shares, $.10 par value, of the Company (the "Common Stock") and the associated Preferred Share Purchase Rights accompanying such shares of Common Stock (the "Rights"), together with up to 412,500 additional shares of Common Stock and Rights being registered to cover the over-allotment option to be granted by the Company to the underwriters. The terms of the Rights are as set forth in that certain Rights Agreement, dated as of December 18, 1996, by and between the Company and Firstar Trust Company (the "Rights Agreement").

     In connection with our representation, we have examined: (a) the Registration Statement, including the Prospectus; (b) the exhibits (including those incorporated by reference) constituting a part of said Registration Statement; (c) the Restated Articles of Incorporation and By-Laws of the Company, each as amended to date; (d) the Rights Agreement; (e) resolutions of the Company's Board of Directors relating to the authorization of the issuance of the securities subject to the Registration Statement; and (f) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

     Based upon the foregoing, we are of the opinion that:

     1. The Company is a corporation validly existing under the laws of the State of Wisconsin.

     2. The shares of Common Stock covered by the Registration Statement to be issued by the Company, when the price thereof has been determined by action of the Executive Committee of the Company's Board of Directors and when issued and paid for in the manner contemplated in


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January 28, 1997
Page 2


the Registration Statement and Prospectus, will be, and the shares of Common Stock to be sold by the Selling Shareholders are, validly issued, fully paid and nonassessable, except with respect to wage claims of, or other debts owing to, employees of the Company for services performed, but not exceeding six months service in any one case, as provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law and as such section may be interpreted by a court of law.

     3. The Rights to be issued by the Company, when issued pursuant to the terms of the Rights Agreement will be, and the rights attached to the shares of Common Stock to be sold by the Selling Shareholders have been, validly issued.

     We consent to the use of this opinion as an exhibit to the Registration Statement and to the references to our firm therein. In giving our consent, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by
Section 7 of the Securities Act.

                                       Very truly yours,

                                       SCHOENBERG, FISHER & NEWMAN, LTD.


                                          /s/ Melvin S. Newman
                                       By:___________________________________